Exhibit 19.1
Insmed Incorporated
Insider Trading Policy
Effective June 10, 2024

I.Introduction and Purpose
    This Insider Trading Policy (this “Policy”) prohibits any trading of securities while in possession of material nonpublic information gained in the course of performing services for Insmed Incorporated (the “Company”) and any unauthorized disclosure of such information. The Company is subject to various federal and state laws and regulations governing trading in its securities. The Company’s Board of Directors has adopted this Policy to promote compliance with securities laws that prohibit persons who are aware of material nonpublic information about a company from: (i) trading that company’s securities or (ii) providing material nonpublic information to other persons who may trade on the basis of that information. The procedures set forth in this Policy are designed to help you comply with insider trading laws, handle confidential information properly and avoid potentially embarrassing public disclosures and the appearance of impropriety. If you have questions regarding the Policy or a particular situation, you should contact the Legal Department before engaging in any transaction.
II.Persons Subject to this Policy
    This Policy applies to all officers and employees of the Company and its consolidated subsidiaries and to all members of the Company’s Board of Directors. The Company also may determine that other persons should be subject to this Policy, including consultants or contractors who have or may have access to material nonpublic information. It is the personal obligation and responsibility of each person subject to this Policy to adhere to this Policy. In addition, it is the Company’s policy not to transact in its own securities while in possession of material nonpublic information regarding the Company.
If you are subject to this Policy, this Policy also applies to any family members who live with you, including your spouse or domestic partner, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws, as well as anyone else who lives in your household and any family members who do not live in your household but whose securities transactions are directed by you or are subject to your influence and control, such as children away at college or parents or children who consult with you before they trade (collectively, “Family Members”). You are responsible for the transactions of your Family Members and should make them aware of the need to confer with you before they trade any securities of the Company and before they trade the securities of any other entity about which you have communicated nonpublic information that you obtained in the course of your role with the Company. You should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions are made by you.
    This Policy also applies to all entities that you influence or control, including any corporations, partnerships or trusts. Transactions by these entities will be regarded for the purposes of this Policy and the applicable securities laws as though they are made by you.
Following the termination of service to or employment with the Company, this Policy shall continue to apply until any material nonpublic information possessed by any such person has become public or is no longer material, whichever is earlier.

In addition, this Policy contains additional provisions set forth in Annex A that apply only to Section 16 Reporting Persons and other Designated Insiders (each as defined therein).
III.Transactions Subject to this Policy
This Policy applies to all transactions in Company securities, whether direct or indirect. Examples of indirect transactions include transactions in Company securities held in any Company 401(k) retirement savings plan, pension plan, retirement plan or other similar plan. This Policy also applies to the securities of other companies, including competitors, customers, suppliers or other business partners and companies that operate in similar markets or are involved in potential transactions or relationships with the Company. You may not use any nonpublic information that you learn during the course of your role with the Company to trade in the securities of any other company.
IV.Policy Against Insider Trading
A.Prohibition of Insider Trading and Tipping
    Federal and state securities laws prohibit the purchase or sale of a company’s securities by any insider who is aware of material information about that company that is not generally known or available to the public. These laws also prohibit any insider who is aware of material nonpublic information from disclosing that information to others who may trade. Companies and their controlling persons are subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.
Any person subject to this Policy who is aware of any material nonpublic information concerning the Company or another company may not:
•engage in transactions in the Company’s securities, directly or indirectly, or in the securities of the other company to which such information relates, except as specifically noted herein;
•engage in any other action to take personal advantage of the material nonpublic information, including disclosing (i.e., “tipping”) that information to any other person who may use the information to benefit by trading in the Company’s securities or the securities of the other company to which such information relates;
•recommend the purchase or sale of the Company’s securities or the securities of the other company to which such information relates;
•disclose material nonpublic information internally within the Company to individuals whose roles do not require them to have that information or to individuals outside of the Company unless the disclosure is made in accordance with the Company’s policies regarding the protection of confidential information and authorized external disclosures; or
•assist anyone engaged in any of the above activities.
These restrictions begin as soon as you obtain material nonpublic information and end after the second full Trading Day after the information is publicly disseminated or once the information is no longer material (regardless of whether you continue to serve the Company). A “Trading Day” means a day on which the Nasdaq stock exchange is open for trading.
Detection and punishment of insider trading is a top enforcement priority of law enforcement and the consequences of insider trading can be severe. Cases have been successfully prosecuted in connection with trading by family members and friends and for trading involving only a small amount of securities.

Criminal prosecutions for insider trading are commonplace and can result in substantial fines and/or imprisonment.
This Policy is designed to deter improper trading and compliance is mandatory. Violation of this Policy may lead to disciplinary action up to and including termination for cause or removal, whether or not failure to comply results in a violation of law. The Company may need to alert appropriate authorities if required or if it decides, in its sole discretion, that the situation so warrants.
B.Key Questions and Answers Regarding this Policy
The following questions and answers provide additional information regarding this Policy’s prohibition of insider trading and tipping.
1.What is “insider trading”? Insider trading includes: (1) trading while in possession of material nonpublic information; (2) disclosing or “tipping” material nonpublic information to others or recommending the purchase or sale of securities on the basis of such information; or (3) assisting someone who is engaged in any of the foregoing activities.
2.Who is an “insider”? The term “insider” applies to anyone who, by virtue of their relationship with a company, possesses material nonpublic information about a company. All officers and employees of the Company and its consolidated subsidiaries as well as all members of the Company’s Board of Directors and all Family Members and entities they control are “insiders.” Persons not associated with the Company who have material nonpublic information disclosed to them privately by an insider (“tippees”), are, in many cases, also treated as insiders. If illegal trading by a tippee occurs, then the insider who provided the information could be found liable and, under certain circumstances, the actions of the insider may be imputed to the Company.
3.What is “material information”? Information is considered “material” if there is a substantial likelihood that a “reasonable investor” would consider the information important in making a decision to buy, hold or sell securities. Any information that could reasonably be expected to affect the price of the security is material. There are certain categories of information that are particularly sensitive and, are reasonably likely to be considered material, including, but not limited to, the following:
•quarterly or annual earnings information and guidance, including estimates or revisions;

•earnings that are inconsistent with the consensus expectations of the investment community, reaffirming previously issued earnings guidance or a decision to suspend earnings guidance;

•events that may result in the creation of a significant reserve or write-off or other significant adjustments to the financial statements;

•a pending or proposed merger, acquisition or tender offer or an acquisition, disposition or license of a significant amount of assets or intellectual property rights or technologies that are important to a company’s business;

•establishment of, or developments in, strategic partnerships, joint ventures or similar collaborations or loss thereof;

•a significant company restructuring or bankruptcy or liquidity concerns or developments;

•a change in senior management;

•major events regarding a company’s securities, including an offering, redemption or repurchase of securities, the declaration of a stock split or a significant change in dividend policy;

•actual or threatened litigation, investigations or administrative or regulatory actions or other material developments regarding such matters, including their resolution;

•significant product developments or innovations or results from clinical trials or information regarding the review of products or product candidates by regulatory agencies like the U.S. Food and Drug Administration;

•notice of issuance or denial or the loss of patents protecting products or product candidates;

•a disruption in operations or breach or unauthorized access of property or assets, including facilities and information technology infrastructure, that affects a company or third-party providers that support a company’s business operations;

•any event or circumstance impacting product manufacturing or product quality, especially one that may impact product supplies; and

•any other facts that might cause a company’s financial results to be substantially affected.

This is a non-exclusive list and positive, negative and neutral information can be material depending on the circumstances. The materiality of particular information is subject to reassessment on a regular basis. Because securities trades may receive scrutiny after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be addressed conservatively.
4.What is “nonpublic information”? Information is “nonpublic” if it is not generally known or available to the public. Information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or in a filing with the Securities and Exchange Commission (“SEC”)) and the investing public has had sufficient time to absorb the information fully. For purposes of this Policy, information is considered nonpublic until after the second full Trading Day following the public dissemination of the information.
5.What is “tipping”? Tipping is when a person subject to this Policy discloses material nonpublic information about the Company or another company to another person or recommends that another person trade in the securities of any company while in possession of material nonpublic information about that company and the other person either: (1) trades that company’s securities while in possession of that material nonpublic information; or (2) provides the material nonpublic information to a third party who then trades in such company’s securities. Tipping is illegal even if you do not personally make a trade or otherwise benefit from disclosing material nonpublic information.
6.What are the potential consequences of insider trading? There are no limits on the size of a transaction that will trigger insider trading liability and even relatively small trades can result in an investigation and potential liability. Individuals found liable for insider trading face penalties of up to three times the profit gained or loss avoided, a criminal fine of up to $5 million and up to 20 years in prison. In addition to potential civil and criminal liability, in certain circumstances the Company may be able to recover all profits made by an insider who traded illegally, plus collect other damages. Furthermore, the Company (and its executive officers and directors) could face penalties of the greater of $1 million or three times the profit gained or loss avoided as a result of an insider’s violation and a criminal penalty of up to $25 million for failing to take adequate steps to prevent insider trading.

C.Additional Trading Restrictions for Certain Transactions
In addition to the prohibitions on insider trading and tipping described above, this Policy also contains restrictions on the following types of transactions under which an insider could potentially abuse, or be seen to abuse, their access to material nonpublic information.
I.Short Sales. No person subject to this Policy may engage in the short sale of the Company’s securities. A short sale is a sale of securities not owned by the seller and may be based on an expectation on the part of the seller that the securities will decline in value. Short sales reduce the seller’s incentive to improve the Company's performance and may signal the market that the seller lacks confidence in the Company’s prospects. For these reasons, short sales are prohibited. In addition, Section 16(c) of the Securities Exchange Act of 1934 (the “Exchange Act”) prohibits officers and directors from engaging in short sales.
II.Public Options and Other Derivative Securities. Persons subject to this Policy are restricted from trading in derivative securities that are tied to the value of Company securities. “Derivative securities” include options, warrants, stock appreciation rights or similar rights whose value is derived from or related to the value of the Company’s securities. This prohibition includes, but is not limited to, trading in Company-based put or call option contracts, trading in straddles and similar transactions. These transactions are prohibited because they may cause an insider to focus on short-term performance at the expense of the Company’s long-term objectives. Note that this Policy does not restrict holding and exercising stock options, restricted stock units or other derivative securities granted under the Company’s equity compensation plans or in connection with a person’s service to the Company.
III.Margin Accounts. Securities held in margin accounts as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call, which may occur suddenly and at a time when the account holder is aware of material nonpublic information or is otherwise restricted from trading. Due to these factors, persons subject to this Policy are prohibited from holding the Company’s securities in margin accounts. This means such persons are prohibited from borrowing from a brokerage firm, bank or other entity in order to purchase or hold the Company’s securities (other than in connection with “cashless” exercises of stock options as further described in Section IV.D.1, “Transactions Under Equity Compensation Plans”).
IV.Restrictions on Hedging and Monetization Transactions. Hedging and monetization transactions of Company securities acquired through the Company’s equity compensation plans or otherwise may result in a person having ownership of an economic interest in such securities but without the full risks and rewards of ownership, which may differ from the interests of the Company’s other stockholders. In addition, hedging and monetization transactions can eliminate or mitigate the intended alignment of incentives under the Company’s equity compensation programs. Accordingly, persons subject to this Policy may not purchase financial instruments such as prepaid variable forward contracts, equity swaps, collars, exchange funds, puts, calls, forwards and other derivative instruments, or otherwise engage in transactions that hedge or offset, or that are designed to hedge or offset, any decrease in the market value of Company securities that are (1) issued by the Company as part of such person’s compensation package or (2) held, directly or indirectly, by such person.
V.Restrictions on Pledging Company Securities. Securities that are pledged or hypothecated as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan, which could occur at a time when the pledgor is aware of material nonpublic information or is otherwise restricted from trading. Accordingly, persons subject to this Policy may not pledge or hypothecate Company securities as collateral for a loan unless the pledge has been approved in advance by the Chief Legal Officer and Chief Financial Officer. Any request for approval of such a pledge must be submitted in writing at least two weeks prior to the proposed execution of documents evidencing the proposed pledge. Any request for approval of such a pledge by Section 16 Reporting Persons must be submitted to and approved by the Compensation Committee. Any such pledge request submitted by a Section 16 Reporting Person will be considered by the Compensation Committee on a case-by-case basis.
VI.Standing and Limit Orders. Standing and limit orders are not prohibited under this Policy, but persons subject to this Policy must be aware that these orders create risks for insider trading violations because you have no control over the timing of purchase or sales that result from standing instructions to a broker. As a result, the broker could execute a transaction when you are in possession of material nonpublic information, even though the order may have been placed at a time when you were not aware of material nonpublic information. If you come into possession of material nonpublic information and fail to terminate a standing or limit order in these circumstances, there is a risk that the trade will be executed while you are in possession of inside information. Accordingly, persons subject to this Policy are encouraged to refrain from placing a standing or limit order unless it is limited to a short duration and otherwise complies with applicable restrictions and procedures outlined in Annex A. Any person who is considering a standing or limit order for a longer period should instead consider implementing a Rule 10b5-1 Plan as described in Section V, “Transactions Under Rule 10b5-1 Trading Plans.”
D.Certain Permitted Transactions
This Policy does not restrict the transactions set forth in this Section IV.D, except as specifically noted. While these transactions are generally not subject to the restrictions set forth in this Policy, a Section 16 Reporting Person (as defined in Annex A) or their Family Members should still pre-clear the proposed transaction with the Company’s Legal Department in accordance with Annex A.
1.Transactions under Equity Compensation Plans. This Policy does not apply to the exercise of stock options granted under the Company’s equity compensation plans or in connection with a person’s service to the Company if the exercise is not followed by the open market sale of any of the shares at issue. This means that the Policy does not apply to a cashless exercise where shares are surrendered to the Company (including, for the avoidance of doubt, any “net exercise” under a Company policy or award agreement) but it does apply to any sale of the underlying shares of common stock by a broker as part of a broker-assisted cashless exercise transaction.
This Policy also does not apply to the receipt of restricted stock units (“RSUs”) or performance stock units (“PSUs”) under the Company’s equity compensation plans, nor does it apply to the exercise of a tax withholding right pursuant to which a person elects to have the Company withhold (or the Company automatically withholds) shares subject to an RSU or PSU in order to satisfy tax withholding requirements. This Policy does apply, however, to any open market sale of the Company’s common stock for the purpose of generating the cash needed to satisfy tax withholding requirements with respect to the vesting of an RSU or PSU.
Any subsequent sale of shares acquired under the Company’s equity compensation plans is subject to this Policy.
2.Certain 401(k) Plan Transactions. This Policy does not apply to purchases of Company securities in the Company’s 401(k) plan resulting from periodic contributions pursuant to your payroll deduction election. This Policy does apply, however, to certain elections made under the plan, including: (1) an election to increase or decrease the percentage of periodic contributions that are allocated to the Company stock fund; (2) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (3) an election to borrow money against your plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (4) an election to prepay a plan loan if the prepayment will result in allocation of loan proceeds to the Company stock fund.
3.Employee Stock Purchase Plan. This Policy does not apply to purchases of Company securities in an employee stock purchase plan resulting from the periodic contribution of money to the plan pursuant to an election you made at the time of your enrollment in the plan. This Policy does apply, however, to your election to participate or increase your level of participation in the plan. This Policy also applies to any sale of Company securities acquired through the plan.
4.Bona Fide Gifts. Bona fide gifts of Company securities are generally permitted. However, whether a gift is bona fide will depend on the circumstances surrounding a specific gift. For example, gifts where there is an expectation of a sale of the securities in close proximity to the gift may imply some economic benefit to the donor that could result in the gift not being considered bona fide. Accordingly, if you expect or intend for the recipient of a gift of Company securities to promptly sell the securities (as is typically the case for charitable gifts to tax-exempt entities) and you are in possession of material nonpublic information you should consult the Legal Department prior to making the gift. Gifts that are part of a plan to circumvent the insider trading rules are not permitted.
V.Transactions Under Rule 10b5-1 Trading Plans
Rule 10b5-1 under the Exchange Act provides an affirmative defense from insider trading liability. In order to be eligible to rely on this affirmative defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company securities that meets the conditions specified in the following paragraph (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company securities may be purchased or sold under the Rule 10b5-1 Plan without regard to certain insider trading restrictions.
To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Chief Legal Officer and the Chief Financial Officer, provided that neither shall be involved in the approval of their own Rule 10b5-1 Plan. A person subject to this Policy may only enter into a Rule 10b5-1 Plan when that person is not aware of material nonpublic information. To establish the affirmative defense provided by Rule 10b5-1(c)(1), a person who is not then aware of material nonpublic information must enter into a binding contract, provide an instruction to another person or adopt a written plan for trading securities that:
•specifies the amount of securities to be bought or sold, as well as the price and date for the transaction;
•includes a written formula, algorithm or computer program for determining the amount, price and date of the purchase or sale; or
•does not permit the person to exercise any subsequent influence over how, when or whether to effect purchases or sales, while at the same time ensuring that any person effecting trades under the Rule 10b5-1 Plan is not aware of any material nonpublic information while doing so.
    Once a Rule 10b5-1 Plan is adopted, the person must not exercise any influence over the number of securities to be traded, the price at which they are traded or the date of the trade. The Rule 10b5-1 Plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

    Any Rule 10b5-1 Plan must be submitted to the Chief Legal Officer and Chief Financial Officer for approval at least five days prior to the entry into the Rule 10b5-1 Plan. In order for a Rule 10b5-1 Plan to be approved, the following requirements must be observed:
•the person adopting the Rule 10b5-1 Plan must include a representation certifying that they are adopting the plan in good faith, at a time when they are not in possession of material nonpublic information and not as part of a plan to evade insider trading prohibitions;
•the Rule 10b5-1 Plan must include a cooling-off period between the adoption of the Rule 10b5-1 Plan and the first trade under the Rule 10b5-1 Plan that (i) for Section 16 Reporting Persons (as defined in Annex A) lasts until the later of (A) 90 days after the adoption of the Rule 10b5-1 Plan and (B) two business days following the disclosure of the Company’s financial results on a Form 10-Q or Form 10-K for the completed fiscal quarter in which the Rule 10b5-1 Plan is adopted; provided, however, that in no event will the required cooling-off period exceed 120 days following the adoption of the Rule 10b5-1 Plan and (ii) for all other persons subject to this Policy is at least 30 days after the adoption of the Rule 10b5-1 Plan;
•a person subject to this Policy may not have more than one Rule 10b5-1 Plan in effect at the same time other than under the following limited exceptions: (i) a series of separate contracts with different broker-dealers or other agents to execute trades that are treated as part of a single plan, provided each individual contract satisfies Rule 10b5-1; (ii) one later-commencing Rule 10b5-1 Plan for purchases or sales of securities in the open market under which trading is not authorized to begin until after all trades under the earlier-commencing Rule 10b5-1 Plan have been completed or the earlier Rule 10b5-1 Plan has expired without execution; and (iii) a Rule 10b5-1 Plan that authorizes an agent to sell only securities that are necessary to satisfy tax withholding obligations arising exclusively from the vesting of compensatory awards and the person does not exercise control over the timing of sales;
•a person subject to this Policy may not have more than one Rule 10b5-1 Plan that is intended to effect the open-market purchase or sale of a total amount of securities as a single transaction in any 12-month period (other than transactions for tax withholding purposes as described in clause (iii) above); and
•for any Section 16 Reporting Person or Designated Insider, as well as their Family Members and entities any of them control, the Rule 10b5-1 Plan may only be adopted (or amended) during a Trading Window (as each such term is defined in Annex A).
    Any modification to the amount, pricing or timing of purchases or sales of securities under a Rule 10b5-1 Plan will constitute the termination of the Rule 10b5-1 plan and the adoption of a new plan, which means that any such modification will trigger the need for the new trading plan to satisfy all of the elements of Rule 10b5-1 and the restrictions set forth above, including a new cooling-off period, before trading can begin under the new plan.
If a Rule 10b5-1 Plan is approved, no further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required. Any proposed amendment or cancellation of a Rule 10b5-1 Plan must be submitted to the Chief Legal Officer and Chief Financial Officer for approval at least five days before the proposed effective date of the amendment or cancellation.
VI.Reporting Violations

Any person who suspects or becomes aware of violations of this Policy must report them promptly to the Legal Department or via the Insmed Hotline. No one who in good faith reports any suspected problem or wrongdoing will suffer retaliation or adverse employment consequences for having made such a report. Failing to properly report suspected violations of this Policy is viewed with the utmost seriousness by the Company.
VII.Policy Administration and Questions
    This Policy shall be administered by the Company’s Legal Department under the authority of the Chief Legal Officer or their designee. Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Legal Department.

ANNEX A

Additional Requirements Applicable to
Section 16 Reporting Persons and Designated Insiders

The following additional requirements apply to Section 16 Reporting Persons (as defined below) and certain other employees who are designated by the Company from time to time (“Designated Insiders”), as well as Family Members and entities that they control. A “Section 16 Reporting Person” is a member of the Company’s Board of Directors or an officer or recently departed director or officer who is subject to the reporting and “short-swing profit” liability provisions of Section 16 of the Exchange Act. A “Designated Insider” includes any employee who, in the ordinary course of their duties to the Company, has regular access to material nonpublic information, as determined by the Chief Legal Officer, the Chief Financial Officer, or their designee. Designated Insiders will be notified by the Chief Legal Officer or their designee that they are subject to additional trading restrictions as set forth in this Annex A.
    Under special circumstances, certain employees who are not Section 16 Reporting Persons or Designated Insiders may gain access to material nonpublic information and the Company, in its discretion, may determine that these employees are subject to the additional restrictions and procedures set forth in this Annex A (irrespective of whether such persons become Designated Insiders). These employees will be notified of this status and will be subject to the restrictions set forth herein for a period of time that the Company deems appropriate.
    A.    Additional Trading Restrictions for Section 16 Reporting Persons and Designated Insiders
    The following additional restrictions apply to trading Company securities by Section 16 Reporting Persons and Designated Insiders:
1.    No Trading Outside of Open Trading Window. Section 16 Reporting Persons, Designated Insiders, their Family Members and entities any of them control may trade in Company securities only during open trading windows that are announced by the Company (the “Trading Window”). Generally, the four trading windows consist of the periods that begin on two full Trading Days after the Company’s issuance of a press release (or other method of broad public dissemination) announcing its quarterly or annual material financial results and end at the close of trading on the 15th day before the end of a fiscal quarter or fiscal year, as applicable. If, however, the trading window closes on a non-Trading Day, the trading window will close on the completion of the previous full Trading Day.
By way of example, if the Company issues its earnings release on August 3rd before the market opened, the trading window would open on August 5th (assuming August 4th is a Trading Day). If, however, the Company released earnings during or after the market close on August 3rd, then the trading window would not open until August 6th (two full Trading Days after the earnings release, assuming August 4th and August 5th are Trading Days). In either case, the window would close at the close of trading on September 15th (unless the 15th fell on a weekend, in which case, the window would close the Friday immediately preceding the 15th).
Despite the general timing of Trading Windows described above, if there is or may be material nonpublic information during an anticipated Trading Window, the Company may not open the Trading Window or may suspend trading during a Trading Window.
A-1

2.    No Trading During Event-Specific Trading Restriction Periods. From time to time, the Company may determine that specific individuals should be restricted from trading in Company securities because they are aware of a specific event or information regarding a potential transaction that is material to the Company that has not been publicly disclosed. In these instances, the Chief Legal Officer or their designee will notify these individuals that they are prohibited from trading until further notice. In some circumstances, the Company may determine that material nonpublic information requires that certain other employees not be permitted to trade in Company securities and the Company may notify these employees of the trading restriction without disclosing the reason. The existence of an event-specific trading restriction period will not be announced to the Company as a whole and should not be communicated to any other person. Even if you have not been specifically notified not to trade Company securities, you are still prohibited from trading if you are or become aware of any material nonpublic information.
A.Trading by Section 16 Reporting Persons; Pre-Clearance Requirements
    If a Section 16 Reporting Person, their Family Member or an entity they control is contemplating a transaction in the Company’s securities (including a gift of securities), the proposed transaction must be pre-cleared with the Company’s Chief Legal Officer and Chief Financial Officer, even if the proposed transaction is to take place during a Trading Window, and provided that neither shall be involved in the approval of their own transactions.
    A request for pre-clearance should be submitted to the Chief Legal Officer at least two days in advance of the proposed transaction. The Chief Legal Officer and the Chief Financial Officer are under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person who seeks pre-clearance and permission to engage in the transaction is denied, then they should refrain from initiating any transaction in Company securities and should not inform any other person of the restriction. If pre-clearance is granted for a particular transaction, the transaction should be completed promptly, and in any event within three Trading Days following receipt of pre-clearance unless an exception is granted (provided that if you become aware of material nonpublic information before executing the transaction, you must cancel the transaction). Approved transactions that are not effected within this period will be subject to receiving pre-clearance again.
The Section 16 Reporting Person is responsible for ensuring compliance with Section 16 reporting requirements for all transactions and, where applicable, Rule 144 under the Securities Act of 1933; the Chief Legal Officer will assist a Section 16 Reporting Person in their reporting if requested. All transactions by a Section 16 Reporting Person (including transactions pursuant to a Rule 10b5-1 Plan or Non-Rule 10b5-1 Trading Arrangement) are required to be reported to the Chief Legal Officer or their designee no later than the end of the day in which the transaction occurs.
    If you request pre-clearance under this Policy, you should consider carefully whether you are aware of any material nonpublic information about the Company and should describe fully those circumstances to the Chief Legal Officer and Chief Financial Officer when making your request.
A-2